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Exhibit 10.16

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

        This Second Amendment to Employment Agreement (this "Agreement") is entered into this 5th day of April, 2006 between Key Energy Services, Inc., a Maryland corporation (the "Company") and Kim B. Clarke (the "Executive"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Employment Agreement dated effective as of November 22, 2004 between the Company and the Executive (the "Employment Agreement").

RECITALS

        WHEREAS, in order to ensure that its compensation practices are competitive with the compensation practices of its peer group of companies, and that its compensation is equitable among its senior executives, the Board of Directors of the Company (the "Board") determined that it is in the best interest of the Company to increase the level of health care benefits provided to the Executive and to make such amendment to the Employment Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties agree as follows:

1.
Paragraph 3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

  Vacations; Benefits.    You will be entitled during the Employment Period to (i) not less than 15 vacation days per calendar year (prorated for any partial year of service), and (ii) such other fringe benefits, including, without limitation, group medical and dental, life, accident and disability insurance, retirement plans and supplemental and excess retirement benefits as the Company may provide from time to time for its employees generally.    You will also be entitled to participate in the Exec-U-Care benefit plan, or other like plan provided to the Company's senior management, pursuant to which out of pocket health care expenses shall be reimbursed in accordance with the plan.

2.
The effective date of this amendment to Employment Agreement shall be April 1, 2006.

3.
Except as set forth in this Agreement, all provisions, terms and conditions in the Employment Agreement remain unmodified and in full force and effect, and the Employment Agreement is hereby in all respects ratified and confirmed.

4.
This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first written above.

KEY ENERGY SERVICES, INC.
By:	/s/ RICHARD J. ALARIO Richard J. Alario President, Chairman and Chief Executive Officer
Executive:
/s/ KIM B. CLARKE Kim B. Clarke

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SECOND AMENDMENT TO EMPLOYMENT AGREEMENT